Exhibit 99.1

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Third Quarter Net Income per Share of $2.60,

The Highest for Any Quarter in Chubb’s History;

Operating Income per Share Is Up 9% to a Record $2.37;

Combined Ratio Is 83.3%

WARREN, New Jersey, October 20, 2015 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2015 was $601 million compared to $594 million in the third quarter of 2014. Net income per share increased 5% to $2.60 from $2.47. It was the highest net income per share for any quarter in Chubb’s history.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $547 million in the third quarter of 2015 compared to $522 million in the third quarter of 2014. Operating income per share increased 9% to a record $2.37 from $2.17.

The impact of catastrophes in the third quarter was $32 million before tax ($0.09 per share after-tax) in 2015 compared to $74 million before tax ($0.20 per share after-tax) in 2014.

The third quarter combined loss and expense ratio was 83.3% in 2015 compared to 85.8% in 2014. The impact of catastrophes accounted for 1.0 percentage point of the combined ratio in the third quarter of 2015 compared to 2.4 points in the third quarter of 2014. Excluding the impact of catastrophes, the third quarter combined ratio improved to 82.3% in 2015 from 83.4% in 2014.

Third quarter favorable development before tax on prior-year reserves was approximately $180 million in 2015, compared to $155 million in 2014. The favorable impact of reserve development on the third quarter combined ratio was about 5.7 points in 2015 and 5.0 points in 2014. The third quarter impact on development from prior-year catastrophes was 0.1 points adverse in 2015 and 0.2 points adverse in 2014.

The expense ratio for the third quarter of 2015 was 31.5% compared to 31.8% in the corresponding year-earlier quarter.

Net written premiums for the third quarter of 2015 were $3.2 billion, unchanged from the third quarter of 2014. Excluding the effect of foreign currency translation, premiums increased approximately 3%. Premiums were up 4% in the U.S. and down 12% outside the U.S. (up 2% in local currencies).

Property and casualty investment income after taxes for the third quarter declined 6% to $255 million in 2015 from $270 million in 2014.

Net income for the third quarter of 2015 reflected net realized investment gains of $82 million before tax ($0.23 per share after-tax), compared to $110 million before tax ($0.30 per share after-tax) in the third quarter of 2014. Third quarter net realized investment gains included gains from alternative investments of $0.14 per share in 2015 and $0.12 per share in 2014.

Book value per share at September 30, 2015 was $72.09, compared to $70.12 at year-end 2014 and $70.00 on September 30, 2014.

Average diluted shares outstanding for the third quarter were 231.1 million in 2015 and 240.6 million in 2014.

Nine-Month Results

For the first nine months of 2015, net income declined 5% to $1.5 billion. Net income per share for the first nine months increased 1% to $6.33 from $6.28.

Operating income for the first nine months of 2015 increased 6% to $1.4 billion compared to $1.3 billion in the first nine months of 2014. Operating income per share for the first nine months of 2015 increased 12% to $6.01 from $5.35.

The impact of catastrophes in the first nine months of 2015 was $430 million before tax ($1.20 per share after-tax), compared to $419 million before tax ($1.11 per share after-tax) in the first nine months of 2014.

The combined ratio for the first nine months was 87.5% in 2015 compared to 89.6% in 2014. The impact of catastrophes in the first nine months accounted for 4.6 percentage points of the combined ratio in both 2015 and 2014. Excluding the impact of catastrophes, the combined ratio for the first nine months improved to 82.9% in 2015 from 85.0% in 2014.

The expense ratio for the first nine months was 31.4% in 2015 and 31.7% in 2014.

Net written premiums for the first nine months of 2015 increased 1% to $9.6 billion. Excluding the effect of foreign currency translation, premiums increased approximately 4%. Premiums were up 5% in the U.S. and down 9% outside the U.S. (up 4% in local currencies).

Property and casualty investment income after taxes for the first nine months declined 5% to $782 million in 2015 from $822 million in 2014.

Net income for the first nine months of 2015 reflected net realized investment gains of $113 million before tax ($0.32 per share after-tax). Net income for the first nine months of 2014 reflected net realized investment gains of $351 million before tax ($0.93 per share after-tax).

Average diluted shares outstanding for the first nine months were 232.1 million in 2015 and 245.4 million in 2014.

Third Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums declined 1% in the third quarter of 2015 to $1.2 billion. CPI’s combined ratio for the quarter improved to 84.9% from 85.9% in the third quarter of 2014. The impact of catastrophes in the third quarter accounted for 2.0 percentage points of the combined ratio in 2015 and 3.5 points in 2014. Excluding the impact of catastrophes, CPI’s third quarter combined ratio was 82.9% in 2015 and 82.4% in 2014. Third quarter favorable development before tax on prior-year CPI reserves was insignificant in 2015, compared to approximately $10 million in 2014.

Net written premiums for Homeowners increased 1%, and the combined ratio was 77.2%. Excluding the 3.0 percentage point impact of catastrophes, the Homeowners combined ratio was 74.2%. Personal Automobile net written premiums declined 8%, and the combined ratio was 98.5%. Other Personal lines premiums were down 2%, and the combined ratio was 97.6%.

Chubb Commercial Insurance (CCI) net written premiums increased 3% in the third quarter of 2015 to $1.3 billion. The combined ratio for the third quarter improved to 86.3% in 2015 from 89.5% in 2014. The impact of catastrophes in the third quarter accounted for 0.7 percentage points of the combined ratio in 2015 and 2.6 points in 2014. Excluding the impact of catastrophes, CCI’s third quarter combined ratio was 85.6% in 2015 and 86.9% in 2014. Third quarter favorable development before tax on prior-year CCI reserves was approximately $80 million in 2015, compared to $55 million in 2014.

Average third quarter renewal rates in the U.S. were flat for CCI, which retained 88% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.3 to 1.

Chubb Specialty Insurance (CSI) net written premiums in the third quarter of 2015 declined 3% to $681 million. The third quarter combined ratio improved to 74.8% in 2015 from 78.3% in 2014. Third quarter favorable development before tax on prior-year CSI reserves was approximately $95 million in 2015, compared to $90 million in 2014.

Professional Liability (PL) net written premiums were down 4%, and the business had a combined ratio of 78.1%. In the U.S., average third quarter PL renewal rates were up 1%, premium renewal retention was 89% and the ratio of new to lost business was 1.4 to 1.

Surety net written premiums were up 4%, and the combined ratio was 52.1%.

Reinsurance Assumed, which is in runoff, had favorable development before tax on its prior-year reserves of approximately $5 million in the third quarter of 2015, compared to none in the third quarter of 2014.

Chubb Shareholders to Vote on Merger with ACE Limited at Special Meeting on October 22, 2015

As previously announced, Chubb has entered into an Agreement and Plan of Merger with ACE Limited, under which ACE has agreed to acquire Chubb for $62.93 in cash and 0.6019 of a share of ACE common stock for each share of Chubb common stock. Completion of the transaction is subject to the satisfaction of a number of closing conditions, including obtaining regulatory and shareholder approvals. A special meeting of Chubb shareholders to vote on the transaction will be held October 22, 2015. The transaction is expected to close in the first quarter of 2016.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,300 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report is available on the Chubb website at www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Investor Relations (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income or loss, the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) and the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Effect of Foreign Currency Translation:

Management uses growth in net premiums written excluding the effect of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the foreign currencies in which business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the effect of foreign currency translation on growth, management uses the current period average exchange rates to translate both the current period and the prior period foreign currency denominated net premiums written amounts.

FORWARD-LOOKING INFORMATION

In this press release and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding the pending acquisition of Chubb by ACE. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	the ability of Chubb or ACE to satisfy the conditions to the closing of the pending acquisition or the length of time required to do so;

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•

our ability and the ability of our third party vendors to maintain the availability of systems and safeguard the security of our data in the event of a disaster or other information security incident; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking statement set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,171	$3,169	$9,586	$9,454
Increase in Unearned Premiums	(5)	(50)	(182)	(242)

Premiums Earned	3,166	3,119	9,404	9,212

Losses and Loss Expenses	1,633	1,679	5,260	5,316
Operating Costs and Expenses	996	1,004	2,999	2,987
Decrease (Increase) in Deferred Policy Acquisition Costs	1	(14)	(44)	(48)
Dividends to Policyholders	11	11	31	32

Underwriting Income	525	439	1,158	925

Investments
Investment Income Before Expenses	322	338	982	1,034
Investment Expenses	12	11	33	30

Investment Income	310	327	949	1,004

Other Charges	(4)	—	(4)	(4)

Property and Casualty Income	831	766	2,103	1,925

CORPORATE AND OTHER	(66)	(58)	(209)	(177)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	765	708	1,894	1,748

Federal and Foreign Income Tax	218	186	499	434

CONSOLIDATED OPERATING INCOME	547	522	1,395	1,314

REALIZED INVESTMENT GAINS AFTER INCOME TAX	54	72	75	228

CONSOLIDATED NET INCOME	$601	$594	$1,470	$1,542

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$255	$270	$782	$822

	Periods Ended September 30
	Third Quarter		Nine Months
	2015	2014	2015	2014

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	231.1	240.6	232.1	245.4
Actual Common Shares at End of Period	227.1	235.8	227.1	235.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.37	$2.17	$6.01	$5.35
Realized Investment Gains	.23	.30	.32	.93

Net Income	$2.60	$2.47	$6.33	$6.28

Effect of Catastrophes	$(.09)	$(.20)	$(1.20)	$(1.11)

	Sept. 30 2015	Dec. 31 2014	Sept. 30 2014

BOOK VALUE PER COMMON SHARE	$72.09	$70.12	$70.00

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	67.66	65.03	65.17

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2015	2014	2015	2014

Losses and Loss Expenses to Premiums Earned	51.8%	54.0%	56.1%	57.9%
Underwriting Expenses to Premiums Written	31.5	31.8	31.4	31.7

Combined Loss and Expense Ratio	83.3%	85.8%	87.5%	89.6%

Effect of Catastrophes on Combined Loss and Expense Ratio	1.0%	2.4%	4.6%	4.6%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)

Paid Losses and Loss Expenses	$1,675	$1,615	$5,084	$5,165
Increase (Decrease) in Unpaid Losses and Loss Expenses	(42)	64	176	151

Total Losses and Loss Expenses	$1,633	$1,679	$5,260	$5,316

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2015	2014	(Decrease)	2015	2014
	(in millions)

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$174	$190	(8)%	98.5%	95.2%
Homeowners	745	735	1	77.2	80.3
Other	237	242	(2)	97.6	95.4

Total Personal	1,156	1,167	(1)	84.9	85.9

Commercial Insurance
Multiple Peril	289	291	(1)	78.2	81.9
Casualty	396	401	(1)	84.5	95.3
Workers’ Compensation	326	279	17	87.0	83.9
Property and Marine	323	330	(2)	94.5	93.3

Total Commercial	1,334	1,301	3	86.3	89.5

Specialty Insurance
Professional Liability	606	629	(4)	78.1	81.3
Surety	75	72	4	52.1	54.8

Total Specialty	681	701	(3)	74.8	78.3

Total Insurance	3,171	3,169	—	83.4	85.8

Reinsurance Assumed	—	—	*	*	*

Total	$3,171	$3,169	—	83.3	85.8

NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$539	$558	(3)%	98.1%	97.4%
Homeowners	2,139	2,093	2	91.7	92.2
Other	745	738	1	93.5	93.7

Total Personal	3,423	3,389	1	93.1	93.3

Commercial Insurance
Multiple Peril	843	837	1	88.9	88.4
Casualty	1,243	1,251	(1)	85.9	90.0
Workers’ Compensation	989	874	13	87.3	84.1
Property and Marine	1,131	1,122	1	90.7	97.3

Total Commercial	4,206	4,084	3	88.0	90.4

Specialty Insurance
Professional Liability	1,724	1,753	(2)	81.3	82.9
Surety	234	227	3	46.8	73.3

Total Specialty	1,958	1,980	(1)	77.2	81.8

Total Insurance	9,587	9,453	1	87.6	89.6

Reinsurance Assumed	(1)	1	*	*	*

Total	$9,586	$9,454	1	87.5	89.6

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.